Exhibit 99.1
Item 1A.  Risk Factors
     The following Risk Factor supplements Item 1A. of Part I, “Risk Factors” in the 2008 Form 10-K.
     If the credit markets continue to deteriorate, AIG may recognize unrealized market valuation losses in AIGFP’s regulatory capital super senior credit default swap portfolio in future periods which could have a material adverse effect on AIG’s consolidated financial condition or consolidated results of operations. Moreover, the period of time that AIGFP remains at risk for such deterioration could be significantly longer than anticipated if AIGFP’s expectations with respect to the termination of transactions in its regulatory capital portfolio do not materialize.
     A total of $192.6 billion (consisting of corporate loans and prime residential mortgages) in net notional amount of the super senior credit default swap (“CDS”) portfolio of AIG Financial Products Corp. and AIG Trading Group, Inc. and their respective subsidiaries (collectively, “AIGFP”), as of March 31, 2009, represented derivatives written for financial institutions, principally in Europe, for the purpose of providing regulatory capital relief rather than for arbitrage purposes. The fair value of the derivative liability for these CDS transactions was $393 million at March 31, 2009.
     The regulatory benefit of these transactions for AIGFP’s financial institution counterparties is generally derived from the terms of the Capital Accord of the Basel Committee on Banking Supervision (Basel I) that existed through the end of 2007 and which is in the process of being replaced by the Revised Framework for the International Convergence of Capital Measurement and Capital Standards issued by the Basel Committee on Banking Supervision (Basel II). Financial institution counterparties are expected to transition from Basel I to Basel II over a two-year adoption period through December 31, 2009, after which they will receive little or no additional regulatory benefit from these CDS transactions, except in a small number of specific instances, and therefore AIGFP expects that the counterparties will terminate the vast majority of these transactions within the next 12 months. The pace at which these CDS transactions will be terminated following the transition to Basel II is affected by a number of factors, including the credit performance of the underlying assets.
     The nature of the information provided or otherwise available to AIGFP regarding the performance and credit quality of the underlying assets in each regulatory capital CDS transaction is not consistent across all transactions. Furthermore, in a majority of corporate loan transactions and all of the residential mortgage transactions, the pools are blind, meaning that the identities of obligors are not disclosed to AIGFP. In addition, although AIGFP receives periodic reports on the underlying asset pools, virtually all of the regulatory capital CDS transactions contain confidentiality restrictions that preclude AIGFP’s public disclosure of information relating to the underlying referenced assets. AIGFP analyzes the information regarding the performance and credit quality of the underlying pools of assets required to make its own risk assessment and to determine any changes in credit quality with respect to such pools of assets. While much of this information received by AIGFP cannot be aggregated in a comparable way for disclosure purposes because of the confidentiality restrictions and the inconsistency of the information, it does provide a sufficient basis for AIGFP to evaluate the risks of the portfolio and to determine a reasonable estimate of fair value.
     Given the current performance of the underlying portfolios, the level of subordination and AIGFP’s own assessment of the credit quality, as well as the risk mitigants inherent in the transaction structures, AIGFP does not expect that it will be required to make payments pursuant to the contractual terms of those transactions providing regulatory relief. Further, AIGFP expects that counterparties will terminate these transactions prior to their maturity. AIGFP will continue to assess the valuation of this portfolio and monitor developments in the marketplace. Given the potential for further significant deterioration in the credit markets, there can be no assurance that AIG will not recognize unrealized market valuation losses from this portfolio in future periods. AIG could also remain at risk for a significantly longer period of time than anticipated if AIGFP’s expectations with respect to the termination of these transactions by its counterparties do not materialize. Moreover, given the size of the credit exposure, a decline in the fair value of this portfolio could have a material adverse effect on AIG’s consolidated results of operations or consolidated financial condition.

Item 6.  Selected Financial Data
American International Group, Inc. and Subsidiaries Selected Consolidated Financial Data
     The Selected Consolidated Financial Data should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere herein. See Note 1(ff) to the Consolidated Financial Statements for effects of adopting new accounting standards.

	Years Ended December 31,
	2008	2007	2006(a)	2005(a)	2004(a)
	(In millions, except per share data)
Revenues(b)(c):
Premiums and other considerations	$83,505	$79,302	$74,213	$70,310	$66,704
Net investment income	12,222	28,619	26,070	22,584	19,007
Net realized capital gains (losses)	(55,484)	(3,592)	106	341	44
Unrealized market valuation losses on AIGFP super senior credit default swap portfolio	(28,602)	(11,472)	—	—	—
Other income	(537)	17,207	12,998	15,546	12,068
Total revenues	11,104	110,064	113,387	108,781	97,823
Benefits, claims and expenses:
Policyholder benefits and claims incurred	63,299	66,115	60,287	64,100	58,600
Policy acquisition and other insurance expenses(f)	27,565	20,396	19,413	17,773	16,049
Interest expense(g)	17,007	4,751	3,657	2,572	2,013
Restructuring expenses and related asset impairment and other expenses	758	—	—	—	—
Other expenses	11,236	9,859	8,343	9,123	6,316
Total benefits, claims and expenses	119,865	101,121	91,700	93,568	82,978
Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principles(b)(c)(d)(e)	(108,761)	8,943	21,687	15,213	14,845
Income tax expense (benefit)(h)	(8,374)	1,455	6,537	4,258	4,407
Income (loss) before cumulative effect of change in accounting principles	(100,387)	7,488	15,150	10,955	10,438
Cumulative effect of change in accounting principles, net of tax	—	—	34	—	(144)
Net income (loss)	(100,387)	7,488	15,184	10,955	10,294
Less: Net income (loss) attributable to noncontrolling interest	(1,098)	1,288	1,136	478	455
Net income (loss) attributable to AIG	(99,289)	6,200	14,048	10,477	9,839

Earnings (loss) per common share attributable to AIG:
Basic
Income (loss) before cumulative effect of change in accounting principles	(38.26)	2.90	5.81	4.22	4.00

Cumulative effect of change in accounting principles, net of tax	—	—	0.01	—	(0.06)

Net income (loss) attributable to AIG	(37.84)	2.40	5.39	4.03	3.77

Diluted
Income (loss) before cumulative effect of change in accounting principles	(38.26)	2.88	5.78	4.17	3.96

Cumulative effect of change in accounting principles, net of tax	—	—	0.01	—	(0.06)

Net income (loss) attributable to AIG	(37.84)	2.39	5.36	3.99	3.73

Dividends declared per common share	0.42	0.77	0.65	0.63	0.29

Year-end balance sheet data:
Total assets	860,418	1,048,361	979,410	853,048	801,007
Long-term debt(i)	177,485	162,935	135,316	100,314	86,653
Commercial paper and extendible commercial notes(j)	15,718	13,114	13,363	9,535	10,246
Total liabilities (k)	797,692	942,038	869,764	761,422	716,305
Redeemable noncontrolling interest in partially owned consolidated subsidiaries (k)	1,921	2,050	2,519	1,382	1,076
Total AIG shareholders’ equity	52,710	95,801	101,677	86,317	79,673
Total equity (k)	$60,805	$104,273	$107,036	$90,158	$83,527

(a)	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(b)	In 2008, 2007, 2006, 2005 and 2004, includes other-than-temporary impairment charges of $50.8 billion, $4.7 billion, $944 million, $598 million and $684 million, respectively. Also includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In 2008, 2007, 2006, 2005 and 2004, respectively, the effect was $(4.0) billion, $(1.44) billion, $(1.87) billion, $2.02 billion, and $385 million in revenues and $(4.0) billion, $(1.44) billion, $(1.87) billion, $2.02 billion and $671 million in operating income. These amounts result primarily from interest rate and foreign currency derivatives that are effective economic hedges of investments and borrowings.

(c)	Includes an other-than-temporary impairment charge of $643 million on AIGFP’s available for sale investment securities reported in other income in 2007.

(d)	Includes current year catastrophe-related losses of $1.8 billion in 2008, $276 million in 2007, $3.28 billion in 2005 and $1.16 billion in 2004. There were no significant catastrophe-related losses in 2006.

(e)	Reduced by fourth quarter charges of $1.8 billion and $850 million in 2005 and 2004, respectively, related to the annual review of General Insurance loss and loss adjustment reserves. In 2006, 2005 and 2004, changes in estimates for asbestos and environmental reserves were $198 million, $873 million and $850 million, respectively.

(f)	In 2008, includes goodwill impairment charges of $3.2 billion.

(g)	In 2008, includes $11.4 billion of interest expense on the Fed Facility, which was comprised of $9.3 billion of amortization on the prepaid commitment fee asset associated with the Fed Facility and $2.1 billion of accrued compounding interest.

(h)	In 2008, includes a $20.6 billion valuation allowance to reduce AIG’s deferred tax asset to an amount AIG believes is more likely than not to be realized, and a $5.5 billion deferred tax expense attributable to the potential sale of foreign businesses.

(i)	Includes that portion of long-term debt maturing in less than one year. See Note 13 to the Consolidated Financial Statements.

(j)	Includes borrowings of $6.8 billion, $6.6 billion and $1.7 billion for AIGFP, AIG Funding and ILFC, respectively, under the CPFF at December 31, 2008.

(k)	AIG retrospectively recast the balance sheet to reclassify the minority interest liability to Redeemable noncontrolling interest in partially owned consolidated subsidiaries and a separate component of Total equity titled Noncontrolling interest related to the adoption of FAS 160.

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